EXHIBIT 10.1

GENERAL RELEASE

AND SEPARATION AGREEMENT

Asure Software, Inc, its affiliates, subsidiaries, divisions, successors and assigns, and their current and former employees, officers, directors and agents (collectively the “Employer”), and Kelyn J. Brannon her/her heirs, executors, administrators, successors, and assigns (collectively “Employee”), agree that:

1.     Last Day of Employment. Employee’s last day of employment with Employer is August 10, 2020 (the “Last Day of Employment”).

2.     Consideration. In consideration for signing this General Release and Separation Agreement and complying with the promises made in it and further provided that Employee signs this General Release and Separation Agreement and does not exercise her right to revoke any portion of it as set forth in Paragraph 6 below, and further conditioned upon Employee’s ongoing compliance with and performance of all of her commitments in this General Release and Separation Agreement (including under Paragraph 7) and any agreement identified in Paragraph 17, Employer agrees to provide Employee the following severance benefits (collectively, the “Severance Benefits”):

a.     Employer shall pay Employee severance pay in the amount of $131,968.63, less applicable withholdings and deductions (the “Severance Pay”), which shall be paid in substantially equal installments on a semi-monthly basis, beginning on the first payroll date following the expiration of the Rescission Period and ending on December 31, 2020.

b.     Employer shall pay on Employee’s behalf the Employer portion of the premium for health insurance through December 31, 2020; provided that Employee timely elects continuation coverage under COBRA.

c.     Employer shall accelerate the vesting of options to purchase 30,011 shares of common stock of the Company and 22,499 restricted stock units (the “Accelerated Equity Awards”), such that they will be fully vested and exercisable (if options) or issued (if restricted stock units) as of the business day immediately following the expiration of the Rescission Period (the “Vesting Date”). From the Vesting Date, Employee shall have until November 8, 2020 to exercise any vested options that she holds, including those that are part of the Accelerated Equity Awards. The Accelerated Equity Awards are identified on Exhibit A. Employee further confirms that all other unvested stock options and restricted stock units granted to her during her employment are forfeited as of the Last Day of Employment.

d.     Employer pay on Employee’s behalf all rent and utilities on Employee’s Texas apartment after the Last Day of Employment through the remaining lease term; provided that Employee cancels all non-essential utilities and vacates the property no later than October 31, 2020. Employee acknowledges that Employer will negotiate a early termination of the lease and agrees to cooperate with Employer in obtaining such earlier negotiation of the lease.

e.     Employer will reimburse Employee for her documented moving expenses related to relocating from your Texas residence (the “Moving Expenses”), in an amount not to exceed $20,000. The Moving Expenses will be paid on December 31, 2020, provided that Employee has provided to Employer an executed release of claims for the period August 11, 2020 through December 31, 2020 in the form of Exhibit B and submitted copies of receipts in accordance with Employer’s expense reimbursement policy.

3.     No Consideration Absent Execution of this Agreement. Employee understands and agrees that she is not otherwise entitled to the Severance Benefits and thus would not receive this Severance Benefits, except for her execution of this General Release and Agreement and the fulfillment of the promises contained in it.

4.     Employee’s Release of Claims. Except as stated below, Employee knowingly and voluntarily releases and forever discharges Employer of and from any and all claims, known and unknown, Employee has or may have against Employer as of the Last Day of Employment, including, but not limited to, the following (the “General Release”):

a.     Any and all claims for additional employment, compensation, benefits or payments of any sort;

b.     all claims for any alleged violation of (i) the National Labor Relations Act, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) 42 U.S.C §§ 1981-1988, as amended; (v) the Age Discrimination in Employment Act; (vi) the Workers Adjustment and Retraining Notification Act, as amended; (vii) the Older Workers’ Benefit Protection Act; (viii) the Family and Medical Leave Act of 1993; (ix) the Employee Retirement Income Security Act of 1974, as amended; (x) the Immigration Reform Control Act, as amended; (xi) the Americans with Disabilities Act of 1990, as amended; (xii) the Rehabilitation Act of 1973; (xiii) the Equal Pay Act of 1963, as amended; (xiv) the Occupational

Safety and Health Act, as amended; (xv) the Consolidated Omnibus Budget Reconciliation Act of 1985, 26 U.S.C. § 4980B; (xvi) the wage-hour and wage payment laws of any federal, state or local statute, ordinances, regulations or common law of any state (including the state(s) in which Employee resides or works); (xvii) any and all federal, state and local “whistleblower” or similar public policy or other anti-retaliation statutes (including those in the states in which Employee resides or works); and (xviii) any and all other actions for “retaliatory treatment” under all federal, state or local laws (including those in the states in which Employee resides or works);

c.     Any and all statutory or common law claims for failure to pay wages, waiting time or other penalties; assault, battery, defamation; libel; slander; reprisal; retaliation; negligent or intentional infliction of emotional distress; negligent hiring or retention; breach of oral or written, express or implied contract; misrepresentation; violation of company policies, personnel manuals or employee handbooks; violation of public policy; promissory estoppel; fraud; wrongful discharge; tortious interference with contract; breach of covenant of good faith and fair dealing; invasion of privacy; or any other theory, whether legal or equitable related to the Employee’s employment or termination thereof with Employer;

d.     Any and all claims to any non-vested ownership interest in Employer, contractual or otherwise, other than the Accelerated Equity Awards;

e.     Any and all claims arising out of the execution, performance, or termination of any employment agreement or any other agreement or contract of any kind with Employer; provided, however, that all rights pursuant to this General Release and Agreement are exempted from this release of claims;

f.     Any and all other tort, contract, or employment-related claims which Employee had, has or may have against Employer, including any and all other claims arising under the common law, whether state or federal, or any other action, based upon any conduct occurring up to and including the Last Day of Employment; and

g.     Any and all claims for compensatory damages, liquidated damages, punitive damages and for costs, fees, or other expenses, including attorneys’ fees, costs and disbursements incurred in these matters.

Employee agrees and understands that she is fully and finally releasing all past, present and future claims, and that this General Release and Separation Agreement includes the release of any claims which Employee now has or might have in the future as a result of past events, even if she does not know of them at the time she signs this General Release and Separation Agreement, except as provided immediately below in the next paragraph. Further, Employee hereby waives and assumes the risk of any and all claims for damages which exist as of the date she signs this General Release and Separation Agreement of which she does not know, whether through ignorance, error, oversight, negligence or otherwise, and which if known, would materially affect her decision to enter this General Release and Separation Agreement.

Employee’s release of claims is not intended to waive her rights, if any, to claim the following: unemployment benefits; benefits under The Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or other state insurance continuation rights or vested benefits under any applicable qualified or nonqualified benefit plans. Employer reserves any and all defenses and/or offsets, if any, which it has or might have against any claims that Employee makes with respect to any of the above claims.

5.     Consideration Period; Revocation Rights; Voluntary Agreement. Employee understands and agrees that the general release contained in this Agreement releases all claims Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”), and that Employee received consideration beyond that to which Employee was previously entitled in exchange for this General Release and Separation Agreement. The OWBPA provides that an individual cannot waive a right or claim under the ADEA, unless the waiver is knowing and voluntary. The Employee has been advised of these laws, and has signed this General Release and Separation Agreement voluntarily and with full knowledge of its consequences. In addition, Employee acknowledges and agrees as follows:

a.     The release provisions in this General Release apply to any and all rights, which Employee ever had, now has or may have under ADEA, OWBPA, and all other laws dealing with age discrimination. Employee understands this means that, among other things, she is waiving her rights, if any, to seek recovery for any alleged damages arising out of any type of claims for age discrimination against Employer with the Equal Employment Opportunity Commission, any state or local human rights agency, or any state or federal court.

b.     Employee understands that she has been given at least twenty-one (21) days from the date of receipt of this General Release and Agreement to consider whether to sign it, and that she may not sign it until after the termination of her employment. Employee has been advised to consult with legal counsel of her choice, and has had an opportunity to do so. If Employee chooses to sign this General Release and Agreement before twenty-one (21) days have passed, Employee understands that it is her voluntary decision to sign this General Release and Agreement early, and that Employer has made the full twenty-one (21) days available for Employee to consider this General Release and Agreement. Employee further acknowledges that any changes made to the General Release and Agreement do not restart the running of the 21-day review period.

c.     Employee acknowledges and agrees that Employer did not have a prior duty to pay or provide the Employee the Severance Benefits, and that the Severance Benefits is being paid or provided to Employee in exchange for this General Release and Agreement. Employee is voluntarily signing this General Release and Separation Agreement in order to receive the Severance Benefits.

d.     Employee agrees and understands that she has a legal right to revoke her release of claims arising under the ADEA at any time within seven (7) days after she signs this General Release and Separation Agreement (“Rescission Period”). If Employee wishes to so revoke, she must do so in writing, and has to deliver their revocation by email to Cheryl Trbula at ctrbula@asuresoftware.com within seven (7) days of the date that she signs this General Release and Agreement, addressed to:

Employee also understands, however, that if she revokes her release of claims arising under the Age Discrimination in Employment Act, she will no longer be eligible to receive the Severance Benefits.

6.     Affirmations. Employee represents and warrants that she has not filed or caused to be filed and is not a party to any complaint, charge, or claim against Employer with any local, state, or federal agency, court, board, office or other forum or entity regarding claims released in this General Release and Agreement.  Employee further agrees not to seek to set aside or avoid enforcement of this General Release and Agreement or bring any lawsuit in any court against the Employer. Employee agrees that she will not voluntarily aid, assist, or cooperate with anyone who has a claim against Employer, or with any such person’s attorneys or agents, in any claim or lawsuit which such person(s) may bring against Employer.  Nothing in this General Release and Separation Agreement, however, prevents Employee from testifying at an administrative hearing, arbitration, deposition, or in court, in response to a lawful and properly served subpoena in a proceeding involving Employer, nor does it prevent Employee from participating in an EEOC investigation or proceeding (although Employee is waiving her right to recover individual relief or money damages in connection with any such EEOC proceeding). Employee further affirms that she has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, paid time off, vacation, and/or benefits to which she may be entitled, has otherwise been paid for all hours worked and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, paid time off, vacation and/or benefits are due to her, except for the Severance Benefits provided in this General Release and Separation Agreement. Employee furthermore affirms that she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act. Employee further affirms that she has no future legal right to be hired, employed, or reinstated by Employer, and waives any and all claims, if any, which she may have for reinstatement or future employment with Employer. Employee understands and acknowledges that Severance Benefits will fully compensate Employee for and extinguish any and all of the claims Employee is releasing, including, but not limited to, any claim for attorney’s fees and costs and any and all claims for any type of legal or equitable relief she may have under local, state or federal law.

7.     Additional Conditions to Severance.

a.     Transition Services. Employee agrees to be reasonably available by email and telephone through December 31, 2020 to respond to inquiries from the Employer regarding her job duties and her work responsibilities and to otherwise assist with the transition of her role as chief financial officer.

b.     Nondisparagement. Employee agrees that she will not make any oral or written statement about Employer, its directors (including former directors) or officers, which is intended or reasonably likely to disparage Employer, its directors (including former directors) or officers, or otherwise degrade the Employer, its directors (including former directors) or officers’ reputation in the business community or the payroll services industry. Employer agrees that it shall ensure that none of its directors or officers make any oral or written statement about Employee, which is intended or reasonably likely to disparage Employee or otherwise degrade her reputation in the business community.

c.     Return of Property. Employee agrees, as a condition to receipt of the Severance Benefits, that Employee will deliver or cause to be delivered to the Employer any and all books, notebooks, financial statements, manuals, keys, electronic beepers, cellular telephone, computer or other electronic devices, data and other documents and materials in Employee’s possession and under its control related to the Employer or its confidential information and trade secrets or which is otherwise property of the Employer.

d.     Restrictions. Employee agrees that, until August 10, 2021, she shall not, directly or indirectly, do any of the following:

(i)	induce or solicit any person who is at the time employed by the Employer to leave such employment or to hire or assist anyone in hiring such employee;

(ii)

solicit or entice, or attempt to solicit or entice, or assist anyone in doing so, any of the Employer’s customers or Potential Customers for the purpose of acquiring or diverting their business or services from the Employer;

(iii)

contract with, or assist anyone in doing so, any customers or Potential Customers of the Employer to provide products or services that compete, in whole or in part, with any services provided by the Employer;

(iv)	use any confidential information or trade secrets of the Employer to provide products or services that compete with the products or services of the Employer anywhere in the United States; or

(v)	destroy, damage, delete, corrupt data, records or other information of the Employer or otherwise take actions that harm the business of the Employer.

For purposes of this Paragraph 7(d), “Potential Customers” shall mean an person or business entity that the Employer had contact with in the one year period preceding the Last Day of my Employment with the intent that the Employer would provide such person or business entity services.

If any court of competent jurisdiction at any time deems the restricted period unreasonably lengthy or any of the covenants set forth in this Paragraph 7(d) not fully enforceable, the other provisions of this Paragraph 7(d) , and this General Release and Agreement in general, will nevertheless stand and to the fullest extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this General Release and Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the restricted period be deemed to be the longest period permissible by law, but not in excess of the length provided for in this Section 7(d)).

8.     Confidentiality. Except as required under applicable securities laws, Employee agrees not to disclose any information regarding the existence or substance of this General Release and Separation Agreement, except to her spouse, tax advisor, and an attorney with whom Employee chooses to consult regarding her consideration of this General Release and Separation Agreement.

9.     Governing Law and Interpretation. This General Release and Separation Agreement shall be governed and conformed in accordance with the State of Texas, without reference to its conflicts of law principles and except to the extent it is pre-empted by federal law. Should any provision of this General Release and Separation Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal or invalid part, term, or provision shall be deemed not to be a part of this General Release and Separation Agreement.

10.     No Admission of Wrongdoing. Employee agrees that neither this General Release and Separation Agreement nor the furnishing of the Severance Benefits shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

11.     Amendment. This General Release and Separation Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this General Release and Agreement.

12.     Counterparts and Facsimile Signature. This General Release and Agreement may be executed in counterparts and shall be deemed fully executed when each party has signed and transmitted a counterpart to the other. All counterparts taken together shall constitute a single agreement. A facsimile signature shall have the same force and effect of an original signature.

13.     Enforcement. In the event of a party’s material breach of the General Release and Agreement, the non-breaching party may initiate action seeking any and all appropriate sanctions, damages, and remedies, including, but not limited to, injunctive or other equitable relief, damages, attorneys’ fees, costs and interest. In any such action, the prevailing party shall be entitled to recovery of reasonable attorneys’ fees. Further, if Employee breaches the covenants set forth in Section 7, Employer can reduce the Severance Benefits to $20,000 and such General Release and Separation Agreement shall remain valid and enforceable, the $20,000 being agreed to by the parties as adequate consideration for the release provided in Paragraph 2. Employer may also seek equitable relief, without the necessity to post a bond, to enforce Employee’s obligations under this General Release and Agreement.

14.     Entire Agreement. This General Release and Separation Agreement sets forth the entire agreement between the parties, and fully supersedes any prior agreements or understandings between them except as set forth in Paragraph 15.  Employee acknowledges that she has not relied upon any statements, representations, promises or agreements of any kind made by Employer or its attorneys, written or oral, in connection with her decision to accept this General Release and Separation Agreement, other than the statements and representations that are explicitly set forth in this General Release and Separation Agreement, and any employee benefit plans sponsored by Employer in which Employee is a participant.

15.     Surviving Agreements. Nothing in the prior paragraph (14. Entire Agreement) or Paragraph 7 shall affect Employee’s obligations owed to Employer under any restrictive covenants, confidentiality or other similar agreements, including those set forth in any award agreements related to any restricted stock units or stock options granted to Employee during her employment. Each of these agreements shall survive this General Release and Separation Agreement and remain in full force and effect. If there is a conflict between Paragraph 7 and such prior agreements, the restrictions in Paragraph 7 shall control.

PLEASE READ THIS GENERAL RELEASE AND AGREEMENT CAREFULLY BEFORE SIGNING. THIS GENERAL RELEASE AND AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS EMPLOYEE MAY HAVE AGAINST EMPLOYER.

HAVING ELECTED TO EXECUTE THIS GENERAL RELEASE AND AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SEVERANCE BENEFITS, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS GENERAL RELEASE AND AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS SHE HAS OR MIGHT HAVE AGAINST EMPLOYER.

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IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this General Release and Agreement as of the date set forth below:

/s/ Kelyn Brannon

Kelyn Brannon

Date: August 11, 2020

ASURE SOFTWARE, INC.

/s/ Pat Goepel

By:     Pat Goepel

Its:     Chief Executive Officer